Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                  Contacts:
New York, N.Y. 10022                                        ---------
                                                            James N. Fernandez
                                                            (212) 230-5315
                                                            Mark L. Aaron
                                                            (212) 230-5301

                     TIFFANY REPORTS SECOND QUARTER RESULTS
                     --------------------------------------

New York, N.Y., August 31, 2005 - Tiffany & Co. (NYSE: TIF) reported that its net sales increased 11% in the second quarter. Comparable store sales rose 6% in the U.S. and 1% in local currency in Japan. Earnings from operations increased 27% due to the sales growth and its leverage effect on selling, general and administrative expenses.

Net earnings in the three months (second quarter) ended July 31, 2005 increased 53% to $50,551,000, or $0.35 per diluted share, from $33,090,000, or $0.22 per diluted share. Net earnings in the six months (first half) ended July 31, 2005 rose 30% to $90,609,000, or $0.62 per diluted share, versus $69,901,000, or
$0.47 per diluted share. As a result of the American Jobs Creation Act of 2004, the effective tax rates in both periods were lower than the prior year, which boosted earnings by $0.05 per diluted share in the second quarter and $0.06 per diluted share in the first half.

Net sales in the second quarter increased 11% to $526,701,000, compared with $476,597,000. On a constant-exchange-rate basis that excludes currency effects from translating foreign-denominated sales into U.S. dollars, net sales increased 10% and worldwide comparable store sales increased 4% (see attached "Non-GAAP Measures").

In the first half, net sales rose 11% to $1,036,602,000, compared with $933,557,000 in the prior year. On a constant-exchange-rate basis, net sales rose 10% and worldwide comparable store sales rose 4%.

Sales in Tiffany's channels of distribution were as follows:
------------------------------------------------------------
     o U.S. Retail sales increased 8% to $267,710,000 in the second quarter and 11% to $523,562,000 in the first half. Comparable store sales rose 6% in the second quarter due to growth of 6% in comparable branch store sales and 3% in New York flagship store sales. Comparable store sales increased 8% in the first half due to growth of 8% in branch store sales and 7% in the New York flagship store. The Company opened a store in Carmel, California in the second quarter and now operates 56 TIFFANY & CO. stores in the U.S.

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

          Effective in the second quarter, the Company placed responsibility for U.S. business gift sales within the U.S. Retail channel and, consequently, now reports U.S. business gift sales in that channel. In the past, such sales were reported in the Direct Marketing channel, which will continue to report business gift sales transacted by e-commerce. The prior-year amounts have been reclassified to conform to the current-year presentation. An attached schedule highlights the changes.

     o Direct Marketing sales increased 5% to $30,354,000 in the second quarter and 9% to $59,290,000 in the first half, primarily due to increases in the amounts spent per e-commerce and catalog order.

     o International Retail sales increased 12% to $202,104,000 in the second quarter and 7% to $392,420,000 in the first half. On a constant-exchange-rate basis, international retail sales rose 9% in the quarter and 5% in the half, including comparable store sales growth of 3% in the quarter and a decline of 2% in the half. On that basis, comparable store sales increased 1% in the quarter and declined 5% in the half in Japan (total retail sales rose 5% in the quarter and fractionally in the half); rose 6% in both periods in the Asia-Pacific region outside Japan; and increased 5% and 2% in Europe. The Company added retail locations in Brisbane, Australia and in Paris, France (its third location) in the second quarter and operates 94 TIFFANY & CO. international stores and boutiques.

     o Other sales increased 43% to $26,533,000 in the second quarter and 52% to $61,330,000 in the first half. These increases were largely due to sales of rough diamonds (such sales commenced in the third quarter of 2004 and will continue on a regular basis as a component of the Company's direct diamond sourcing initiatives). Also contributing to growth were sales increases of 6% and 13% in the Company's LITTLE SWITZERLAND stores, and sales in the first two IRIDESSE stores which opened last fall and focus exclusively on the pearl jewelry category.

Other Financial Highlights:
---------------------------
     o Gross margin (gross profit as a percentage of net sales) of 55.5% in the second quarter was equal to the prior year. Gross margin of 54.7% in the first half was lower than 56.1% in the prior year, largely due to changes in geographic/product sales mix and higher product costs, as well as wholesale sales of rough diamonds which earn a minimal or no gross margin. The Company recorded LIFO inventory charges of $2,952,000 in the second quarter and $4,169,000 in the first half, compared with charges of $5,453,000 and $9,027,000 in the prior year.

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

     o Selling, general and administrative ("SG&A") expenses in both the second quarter and first half were 6% higher than the prior-year periods. The ratio of SG&A expenses to net sales improved to 41.4% in the second quarter and 41.1% in the first half, versus 43.3% and 43.1% in the prior year, due to the leverage effect of strong sales growth on fixed SG&A expenses.

     o The operating margin (earnings from operations as a percentage of net sales) increased to 14.1% in the second quarter, versus 12.2% in the prior year, and rose to 13.6% in the first half, versus 13.0% a year ago.

     o Effective tax rates of 28.0% in the second quarter and 31.5% in the first half were lower than 38.0% in the prior-year periods. The decreases were due to additional tax benefits of $6,600,000, or $0.05 per diluted share, in the second quarter and $8,100,000, or $0.06 per diluted share, in the first half, which were related to the repatriation provisions of the American Jobs Creation Act of 2004.

     o Net inventories at July 31, 2005 were 3% higher than a year ago. Finished goods inventories rose 9% in support of broadened product offerings and new stores. Combined raw material and work-in-process inventories declined 10%, reflecting a substantial buildup last year during the initial development of rough diamond sourcing activities.

     o The Company continues to repurchase its shares. In the second quarter, the Company repurchased and retired 1,538,520 shares of its Common Stock at a total cost of $49,970,000, or an average cost of $32.48 per share. In the first half, it repurchased and retired 2,575,312 shares of its Common Stock at a total cost of $83,948,000, or an average cost of $32.60 per share. Approximately $325 million remains available for future repurchases under the currently authorized plan.

     o The Company's financial position remains strong. At July 31, 2005, cash and cash equivalents were $128,611,000 (versus $153,623,000 a year ago), total debt was $404,263,000 (versus $586,337,000 a year ago) and stockholders' equity was $1,693,975,000 (versus $1,507,608,000 a year ago). Total debt as a percentage of stockholders' equity was 24% at July 31, 2005, versus 39% a year ago.

Michael  J.  Kowalski,  chairman  and  chief  executive  officer,  said,  "These quarterly results are encouraging and we believe well-position Tiffany for a successful second half. Our full-year objectives call for an 8-10% increase in net sales, including U.S. comparable store sales growth in a mid-to-high single-digit range and Japan comparable store sales in local currency approximately equal to the prior year. For the full year, we continue to expect a modest year-over-year decline in gross margin, a low-to-mid single-digit percentage increase in SG&A expenses, approximately $20 million of other expenses, net and an effective tax rate of approximately 36%. Based on these reported actual results, we believe it is reasonable for us to increase our expectation for full year 2005 net earnings to a range of $1.55 - $1.65 per diluted share, from the previous range of $1.45 - $1.55. In addition, the Company is on track to achieve its objective for a mid-single-digit percentage increase in inventories for the full year, which should contribute to an improving return on assets."

Conference Call
---------------
The Company will conduct a conference call today at 8:30 a.m. (EST) to review its results and outlook. Interested parties may listen to a broadcast on the Internet at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and at www.streetevents.com.

Next Scheduled Announcement
---------------------------
The Company anticipates reporting its third quarter results on November 30, 2005 and conducting a conference call at 8:30 a.m. (EST), to be broadcast at www.tiffany.com and www.streetevents.com. To receive future notifications for conference calls and/or news release alerts, interested parties may register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or trade names other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, store openings, gross margins, expenses, earnings and inventories. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2004 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                     # # #

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
                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)




                                                        Three Months Ended July 31,           Six Months Ended July 31,
                                                        -----------------------------      ------------------------------
                                                                2005          2004                 2005           2004
                                                           -----------    -----------         ------------     ----------
Net sales                                                $    526,701  $     476,597       $    1,036,602  $     933,557

Cost of sales                                                 234,617        212,109              469,697        410,193
                                                            ----------    -----------         ------------     ----------

Gross profit                                                  292,084        264,488              566,905        523,364

Selling, general and administrative expenses                  218,016        206,318              426,526        402,499
                                                            ----------    -----------         ------------     ----------

Earnings from operations                                       74,068         58,170              140,379        120,865

Other expenses, net                                             3,858          4,798                8,064          8,122
                                                            -----------   -----------         ------------     ----------

Earnings before income taxes                                   70,210         53,372              132,315        112,743

Provision for income taxes                                     19,659         20,282               41,706         42,842
                                                            ----------    -----------         ------------     ----------

Net earnings                                             $     50,551  $      33,090       $       90,609  $      69,901
                                                            ==========    ===========         ============     ==========

Net earnings per share:

  Basic                                                  $       0.35  $        0.23       $         0.63   $       0.48
                                                            ==========    ===========         ============     ===========

  Diluted                                                $       0.35  $        0.22       $         0.62   $       0.47
                                                            ==========    ===========         ============     ===========

Weighted-average number of common shares:

  Basic                                                       142,989        146,370              143,618        146,593
  Diluted                                                     144,930        148,592              145,533        148,944


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

                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                                     July 31,          January 31,                July 31,
                                                                          2005                  2005                  2004
                                                             ------------------    ------------------    ------------------
ASSETS

Current assets:
Cash and cash equivalents                                     $        128,611      $        187,681      $        153,623
Short-term investments                                                       -               139,200                     -
Accounts receivable, net                                               126,000               133,545               114,596
Inventories, net                                                     1,066,371             1,057,245             1,034,404
Deferred income taxes                                                   72,084                64,790                52,598
Prepaid expenses and other current assets                               51,991                25,428                50,029
                                                                 --------------        --------------        --------------

Total current assets                                                 1,445,057             1,607,889             1,405,250

Property, plant and equipment, net                                     916,374               917,853               892,436
Other assets, net                                                      139,237               140,376               182,361
                                                                 --------------        --------------        --------------

                                                              $      2,500,668      $      2,666,118      $      2,480,047
                                                                 ==============        ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings                                         $         22,966      $         42,957      $        157,941
Current portion of long-term debt                                            -                     -                49,033
Accounts payable and accrued liabilities                               178,322               186,013               173,635
Income taxes payable                                                    20,510               118,536                21,831
Merchandise and other customer credits                                  51,491                52,315                47,776
                                                                 --------------        --------------        --------------

Total current liabilities                                              273,289               399,821               450,216

Long-term debt                                                         381,297               397,606               379,363
Postretirement/employment benefit obligations                           40,778                40,220                37,917
Deferred income taxes                                                    9,790                33,175                17,713
Other long-term liabilities                                            101,539                94,136                87,228
Stockholders' equity                                                 1,693,975             1,701,160             1,507,610
                                                                 --------------        --------------        --------------

                                                              $      2,500,668      $      2,666,118      $      2,480,047
                                                                 ==============        ==============        ==============








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

NON-GAAP MEASURES
-----------------
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors the sales performance of its international stores and boutiques on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (constant-exchange-rate basis). Management uses this constant-exchange-rate measure because it believes it is a more representative assessment of the sales performance of its international stores and boutiques and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

The following table reconciles net sales percentage increases (decreases) from the GAAP to the non-GAAP basis:


                                     Three Months Ended                                Six Months Ended
                                        July 31, 2005                                    July 31, 2005
                         --------------------------------------------      ------------------------------------------

                                          Trans-          Constant-                        Trans-      Constant-
                             GAAP         lation          Exchange-             GAAP       lation      Exchange-
                           Reported       Effect          Rate Basis          Reported     Effect      Rate Basis
                         --------------------------------------------      ------------------------------------------
Net Sales:
----------
Worldwide                     11%            1%            10%                  11%           1%           10%
U.S. Retail                    8%            -              8%                  11%           -            11%

International
  Retail                      12%            3%             9%                   7%           2%            5%
Japan                          6%            1%             5%                   1%           1%            -

Other Asia-
   Pacific                    24%            6%            18%                  21%           5%           16%
Europe                        10%            -             10%                  10%           2%            8%


Comparable Store Sales:
-----------------------
Worldwide                      5%            1%             4%                   5%           1%            4%
U.S. Retail                    6%            -              6%                   8%            -            8%

International
  Retail                       5%            2%             3%                   1%           3%           (2%)
Japan                          2%            1%             1%                  (4%)          1%           (5%)

Other Asia-
   Pacific                    12%            6%             6%                  10%           4%            6%
Europe                         6%            1%             5%                   4%           2%            2%





SEGMENT REPORTING RECLASSIFICATION
----------------------------------
Effective with the current reporting period, the Company placed responsibility for U.S. business-to-business sales within the U.S. Retail channel and, consequently, now reports business-to-business sales in that channel. In the past, such sales were reported in the Direct Marketing channel, which will continue to report business-to-business Internet transactions. The prior year's amounts affected by the change have been reclassified to conform to the current year presentation as follows:

                                                Originally Reported
---------------------------------------------------------------------------------------------------------------------
(in thousands)                 Q1 2004           Q2 2004            Q3 2004            Q4 2004           Q1 2005
                            ---------------   ---------------    ---------------    --------------    ---------------
U.S. Retail                      $ 213,662         $ 236,770          $ 216,500         $ 396,960          $ 243,411
Direct Marketing                    36,899            40,274             36,861            81,427             41,377
                            ---------------   ---------------    ---------------    --------------    ---------------
                                 $ 250,561         $ 277,044          $ 253,361         $ 478,387          $ 284,788
                            ---------------   ---------------    ---------------    --------------    ---------------


                                                    Reclassified
---------------------------------------------------------------------------------------------------------------------
(in thousands)                 Q1 2004           Q2 2004            Q3 2004            Q4 2004           Q1 2005
                            ---------------   ---------------    ---------------    --------------    ---------------
U.S. Retail                      $ 225,002         $ 248,134          $ 227,029         $ 416,680          $ 255,852
Direct Marketing                    25,559            28,910             26,332            61,707             28,936
                            ---------------   ---------------    ---------------    --------------    ---------------
                                 $ 250,561         $ 277,044          $ 253,361         $ 478,387          $ 284,788
                            ---------------   ---------------    ---------------    --------------    ---------------



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